JOHN ADAMOVICH, JR. JOINS VOXX INTERNATIONAL CORPORATION’S BOARD OF DIRECTORS

ORLANDO, FLA. and HAUPPAUGE, N.Y., November 3, 2016 - VOXX International Corporation (NASDAQ: VOXX), a leading manufacturer and distributor of automotive, consumer accessories and premium audio products, today announced the addition of John Adamovich, Jr. as an independent Director of the Company, effective immediately.

Mr. Adamovich was appointed by the Company’s independent members of the Board of Directors after an extensive search to fill the vacancy on the Board following the 2016 Annual Meeting of Stockholders.  He brings to VOXX over 40-years of financial and management experience, and a wealth of expertise in corporate finance, corporate governance, mergers and acquisitions, and SEC and risk management compliance.

In his most recent position, Mr. Adamovich served as Chief Financial Officer of Aeroflex Holding Corp., a NYSE-listed aerospace and test & measurement company focused on wireless communications. He served as Chief Financial Officer for almost a decade, and was responsible for all financial functions, including corporate reporting, financial planning, accounting, tax, treasury, insurance, internal audit, IT, and risk management. While with Aeroflex, he was instrumental in the Company’s efforts to go public in 2010 and all corporate financings thereafter. He was also intricately involved in M&A activities, having overseen both acquisitions and divestitures, and ultimately, the sale of Aeroflex to Cobham PLC.

Prior to Aeroflex, Mr. Adamovich served as Executive Vice President and Chief Financial Officer of Rainbow Media Enterprises, a subsidiary of Cablevision Systems Corporation, where he oversaw finance functions for the Company’s direct broadcast satellite business, three national cable television networks and a regional movie chain. Previously, he served as Group Vice President and Chief Financial Officer and Treasurer of NYSE listed Pall Corporation, a leading manufacturer of filtration, separation and purification solutions. In this role, he was responsible for the global finance department and related initiatives, including corporate reporting, financial planning, accounting, tax, treasury, insurance, internal audit and investor relations. He was intricately involved in business planning and reorganization initiatives. Earlier in his career, Mr. Adamovich held a number of roles over a more than 20-year period with KPMG, ultimately as an SEC Reviewing Partner and Professional Practice Partner.

“We are excited to welcome John to our Board and look forward to working with him closely as we enter such an important time in our Company’s evolution. He brings over 40 years of combined experience, across a diverse range of industries and with extensive experience in financial areas that relate to our current and future business needs. He will add a valuable perspective to our Board and on behalf of all of us, I would like to officially welcome him,” said John Shalam, Chairman of the Board.

Mr. Adamovich’s appointment expands the Company’s Board of Directors to eight. He is an independent Director as defined by the Securities and Exchange Commission, and will serve on VOXX International’s Audit, Compensation and Special Transactions committees.

John Adamovich, Jr. Joins VOXX International Corporation’s Board of Directors

Mr. Adamovich has also served on the Board of Delta Financial Corporation. He is a member of the American Institute of CPA’s (AICPA) and the New York State Society of CPA’s (NYSSCPA). He graduated from St John’s University in 1975 with a Bachelor’s degree in Accounting and in 1988 received an honorary Doctorate in Commercial Science.

About VOXX International Corporation
VOXX International Corporation (NASDAQ:VOXX) formerly Audiovox Corporation has grown into a worldwide leader in many automotive and consumer electronics and accessories categories, as well as premium high-end audio. Today, VOXX International is a global company with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and most of the world’s leading automotive manufacturers. The Company continues to drive innovation throughout all of its subsidiaries, and maintains its commitment to exceeding the needs of the consumers it serves.

Safe Harbor Statement
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive, premium audio and consumer accessories businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations and concerns regarding the European debt crisis; restrictive debt covenants; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against VOXX International Corporation and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2016.

Company Contact:
Glenn Wiener, President
GW Communications
Tel: 212-786-6011
Email: gwiener@GWCco.com